Exhibit 10.2

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made by and between Jerry S. Rawls (“Rawls”) and Finisar Corporation, including its predecessors, successors, affiliates, parents, subsidiaries, and related entities (“Finisar”) (collectively, with Rawls, the “Parties”).
WHEREAS, Rawls is resigning from his employment with Finisar, and resigning as Chairman of the Board of Directors of Finisar (the “Board”), in exchange for the terms and conditions in this Agreement; and
WHEREAS, Finisar and Rawls wish to set out the terms by which Rawls will separate from employment with Finisar;
NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the adequacy is hereby acknowledged, Finisar and Rawls, intending to be legally bound, agree as follows.
1.SEPARATION AND PAYMENTS TO RAWLS. The Parties agree that Rawls will resign from employment with Finisar, effective as of January 26, 2018 (the “Separation Date”). The Parties further acknowledges and agrees that Rawls has resigned from his position as Chairman of the Board, effective as of January 11, 2018, and will remain a member of the Board until the earlier to occur of (i) his voluntary resignation from the Board; (ii) the date of Finisar’s annual shareholder meeting in 2019 and (iii) the date on which Finisar’s Nominating and Governance Committee requests in writing that Rawls resign from the Board in connection with a desired reconstitution or refresh of the Board or succession planning of the Board. Rawls hereby acknowledges and agrees that he will take all actions that are reasonably necessary to confirm his resignation as Chairman of the Board and to confirm his resignation from the Board upon request from Finisar’s Nominating and Governance Committee. In consideration of the covenants undertaken herein by Rawls, and for other good and valuable consideration receipt of which is hereby acknowledged, Finisar will provide the following payments and benefits to Rawls:
(a)On or before the Separation Date, Finisar shall pay Rawls a lump sum amount that will include all earned but unpaid base salary, as well as all accrued but unused paid time off earned through the Separation Date, less applicable withholdings and authorized deductions.
(b)Provided that Rawls does not revoke this Agreement pursuant to Paragraph 4(d) below and complies with its terms, Finisar shall make a severance payment to Rawls in the amount of three hundred thousand U.S. dollars and no cents ($300,000.00), less applicable withholdings and authorized deductions, by no later than the tenth (10th) business day after Rawls executes this Agreement.
(c)Provided that Rawls does not revoke this Agreement pursuant to Paragraph 4(d) below and complies with its terms, the unvested portion of all awards of Finisar restricted stock units previously granted to Rawls that are outstanding on the Separation Date shall become immediately vested as of the Separation Date, with the number of shares payable with respect to such vested units to be reduced by the appropriate number of shares to satisfy Finisar’s tax withholding obligations in accordance with the agreements governing such units.

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(d)For the period commencing with the Board meeting in June 2018 and ending with the Board meeting in September 2018 and subject in each case to Rawls’ continued service on the Board through the applicable date, Rawls will be entitled to twenty-five percent (25%) of the annual cash and equity compensation provided to non-employee directors in accordance with Finisar’s Director Compensation Policy (the “Director Policy”) for the director year that began at the annual meeting of stockholders in September 2017 and ends at such meeting in September 2018 (i.e. a cash retainer of $12,500 for such period and a grant of restricted stock units with a value of $50,000 on the grant date, such grant to be made in or around June 2018 and to be scheduled to vest on the same date as the annual award grants made to Finisar’s non-employee directors at approximately the time of the September 2017 annual meeting of stockholders (i.e. September 1, 2018). For purposes of clarity, Rawls will not be entitled to receive the equity compensation that would generally be granted to a new non-employee director pursuant to the Director Policy. From and after the 2018 annual meeting of stockholders, Rawls will be entitled to compensation as a non-employee director as provided in the Director Policy (including cash compensation and the annual equity grant to be awarded to Finisar’s non-employee directors at approximately the time of the 2018 annual meeting of stockholders).
Rawls acknowledges and agrees that the severance benefits provided in Paragraphs 1(b) and 1(c) above constitute a payments and benefit that Rawls would not otherwise be entitled to receive without entering into this Agreement and constitute adequate consideration for the releases, covenants, terms and conditions contained in this Agreement.
2.NO REMUNERATION DUE. Except for the payments provided for in Paragraph 1, Rawls acknowledges and agrees that he is entitled to no other compensation, payments, or benefits from Finisar of any kind or nature whatsoever, including, without limitation, salary, severance pay, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, expense reimbursement, medical benefits, or any other allowance for services rendered prior to the Separation Date. In addition, Rawls acknowledges and agrees that each of his stock options granted by Finisar, to the extent outstanding and vested on the Separation Date, will remain exercisable for the period specified in the applicable stock option agreements (and will terminate at the end of such period to the extent not exercised).
3.RELEASE OF FINISAR. Except for those obligations created by or arising out of this Agreement, in consideration of the covenants undertaken herein by Finisar, including, without limitation, Finisar’s undertakings in Paragraphs 1(b) and 1(c) of this Agreement, and for other valuable consideration, receipt of which is hereby acknowledged, Rawls hereby releases, discharges, and covenants not to sue Finisar, including Finisar’s predecessors, parent, subsidiaries, affiliates, and related entities, and all of its and their respective past and present employees, directors, officers, attorneys, representatives, insurers, agents, successors, and assigns, (individually and collectively the “Releasees”) from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, and each of them, whether known or unknown, from the beginning of time through the date of this Agreement. The parties intend Rawls’s release to be general and comprehensive in nature and to release all claims and potential claims against the Releasees to the maximum extent permitted at law. Claims being released include specifically, by way of description, but not by way of limitation, any and all claims arising out of or in any way related to: (a)  any interactions between Rawls and the Releasees; (b) Rawls’s employment with Finisar and/or his separation of employment from Finisar and/or any of its parent, subsidiary or affiliated entities; (c) Rawls’ service on the Board and resignation from his position as Chairman of the Board; (d) Rawls’s compensation while employed by Finisar and relating to his service as Chairman of the Board; (e) any

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federal, state, or local law prohibiting discrimination on the basis of age, race, color, ancestry, religion, disability, sex, national origin, or citizenship, including, without limitation, claims under Title VII, the California Fair Employment and Housing Act, the Pennsylvania Human Relations Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Fair Labor Standards Act, the National Labor Relations Act, the Worker Adjustment Retraining and Notification Act, the California Labor Code, Title 43 of the Pennsylvania Statutes, or any other similar statutes whatever the city, county, state, or country of enactment; (f) California Labor Code § 132a; (g) any other federal, state, or local law or ordinance governing or pertaining to the employment relationship, including but not limited to the Employee Retirement Income Security Act, the Family and Medical Leave Act, the California Family Rights Act, the National Labor Relations Act, the Worker Adjustment Retraining and Notification Act, the California Business & Professions Code, or any other law whatever the city, county, state, or country of enactment; and (h) any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the date of this Agreement; provided, however, that this Agreement is not intended to nor does it release or waive (A) claims relating to the validity of this Agreement; (B) claims by either Party to enforce this Agreement; (C) any rights to payment of benefits that Rawls may have under a retirement plan sponsored or maintained by Finisar that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; (D) claims Rawls is entitled to pursue as a shareholder of Finisar; (E) claims to enforce the obligation of Finisar or its insurers to advance costs and expenses and indemnify Rawls to the fullest extent permitted by law with respect to Rawls’s actions and omissions as an employee, officer and director of Finisar; and (F) any claim which cannot be waived or released as a matter of applicable law. Rawls acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this release. Nevertheless, Rawls hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.
4.ADEA WAIVER. Rawls expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, which have arisen on or before the date of execution of this Agreement. Rawls also expressly acknowledges and agrees that: (a) in return for this Agreement, Rawls will receive consideration, i.e., something of value, beyond that to which he was already entitled before entering into this Agreement; (b) he is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement and has in fact so consulted; (c) when given a copy of this Agreement, Rawls was informed that he had twenty-one (21) days within which to consider it and that any changes to the Agreement, whether material or immaterial, will not renew, extend or modify the 21-day period to consider this Agreement; and (d) Rawls was informed that he has seven (7) days following the date he executes the Agreement in which to revoke it. Rawls further understands, agrees, and represents that if he elects to execute this Agreement before the twenty-one (21) day reflection period expires, he does so voluntarily after consultation with counsel, and that this Agreement shall not become effective until the seven day revocation period has expired.

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5.SECTION 1542 WAIVER. The parties acknowledge and represent that it is their intention in executing this Agreement that it should be effective as a bar to each and every claim and cause of action listed in Paragraph 3 and Paragraph 4 of this Agreement. In furtherance of this intention, they hereby expressly waive any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Thus, they desire and intend that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, if any, as well as those relating to the claims referred to above.
6.NO CLAIMS FILED OR ASSIGNED. Rawls represents and warrants that he has not filed any complaints, charges, lawsuits, or other legal actions with any court or government agency against Finisar or otherwise relating to any claims being released by him in Paragraphs 3, 4, and/or 5 of this Agreement. Rawls further represents and warrants that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter. To the extent required by applicable law, nothing contained in this Agreement shall preclude Rawls from filing a charge, complaint, or claim with an administrative agency.
7.CONFIDENTIALITY OF AGREEMENT. The Parties understand and agree that this Agreement will need to be filed with the Securities and Exchange Commission and that its confidentiality cannot be protected.
8.COOPERATION. The Parties hereby ratify and incorporate herein their mutual obligations to each other as set forth in Paragraph 17 of the Employment Agreement. Rawls acknowledges that, separate from and in addition to any obligation Rawls may continue to have as a member of the Board or pursuant to a consulting relationship with Finisar, Finisar may need to consult with Rawls from time to time on a reasonable basis after the Separation Date on matters that Rawls worked on prior to the Separation Date. Rawls agrees to cooperate with Employer and to provide any such information as is reasonably requested by Finisar in any matters, actual or threatened litigation, arbitrations, mediations, audits or proceedings with which Rawls was involved, or relating to any work with which Rawls was involved or had knowledge, during Rawls's employment or service as a member of the Board with Finisar. Finisar agrees that it shall not request Rawls to perform future services if such performance would prevent Rawls from experiencing a “separation from service” as described in Internal Revenue Code Section 409A. For the avoidance of doubt, in no event shall Finisar request services from Rawls in excess of 20% of the average level of services performed by Rawls prior to the date of this Agreement.
9.CONFIDENTIAL INFORMATION. Rawls covenants and agrees that he will continue to comply with his agreement regarding Inventions, Confidentiality and Non-Competition, which document is incorporated herein.
10.INTEGRATED AGREEMENT. This Agreement constitutes and contains the entire agreement and understanding between Rawls and Finisar concerning the subject matter herein, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the same. This is an integrated document.
11.NO ADMISSIONS. The parties understand and agree that while this Agreement resolves all issues between Rawls and Finisar, it does not constitute an admission by Finisar of any violation of federal, state or local law, ordinance, or regulation, or of any violation of Finisar’s policies or procedures, or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by Finisar.

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12.COPIES. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original. Photographic, facsimiled and PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.
13.SEVERABILITY. If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end, the provisions of this Agreement are declared to be severable.
14.DRAFTING. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
15.GOVERNING LAW. The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of California, without regard to principles of conflict of laws, and the parties hereby consent to personal jurisdiction and proper venue in the Superior Court of the State of California, County of San Francisco, for purposes of enforcing or interpreting this Agreement. In a suit brought by either party to enforce this Agreement, the prevailing party will be entitled to the award of reasonable attorneys’ fees expended to enforce this Agreement.
16.MODIFICATION. This Agreement cannot be modified except in writing signed by Rawls and an authorized officer of Finisar.
17.SECTION 409A. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Rawls to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted consistent with that intent. Without limiting the generality of the foregoing, to the extent necessary to comply with Internal Revenue Code Section 409A, any payment to which Rawls becomes entitled under this Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under 409A and is (i) payable upon Rawls’s termination; (ii) at a time when Rawls is a “specified employee” as defined by 409A shall not be made until the earlier of (a) the expiration of the six month period (the “Deferral Period”) measured from the date of Rawls’s “separation from service”; or (b) the date of Rawls’s death. Upon the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to Rawls or, if applicable, his beneficiary. For purposes of this Section, amounts that constitute “separation pay” in accordance with Internal Revenue Code Regulations Section 1.409A-1(b)(9)(iii) shall not be subject to the Deferral Period. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Code Section 409A. Rawls represents and warrants that he has consulted with his own tax advisors and counsel in connection with this Agreement and is not relying on Finisar, Finisar’s counsel, or any Releasee for tax advice as to the matters covered by this Agreement, including by way of example but not of limitation the payments set out in Paragraph 1.
18.VOLUNTARY AND KNOWING AGREEMENT. By their authorized signatures below, Rawls and Finisar certify that they have carefully read and fully considered the terms of this Agreement, that they have had an opportunity to discuss these terms with attorneys or advisors of their own choosing, that they agree to all of the terms of this Agreement, that they intend to be bound by them and to fulfill the promises set forth herein, and that they voluntarily and knowingly enter into this Agreement with full understanding of its binding legal consequences.

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19.NOTICES. Any written notice to Finisar required under this Agreement should be mailed to the following:
Finisar Corporation
Attn: General Counsel
1389 Moffett Park Drive
Sunnyvale, California 94089

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the dates set forth below.

/s/ Jerry S. Rawls By: Jerry S. Rawls	January 23, 2018 Date
/s/ Christopher E. Brown By: Christopher E. brown Finisar Corporation	January 23, 2018 Date

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